Exhibit 99.1

Contact:	Daniel C. Dunn
Chief Financial Officer
314/771-2400

Allied Healthcare Products Reports Second Quarter Loss

ST. LOUIS, February 13, 2014 – Continued spending curbs by hospitals and emergency agencies nationwide have resulted in depressed sales for Allied Healthcare Products, Inc. (NASDAQ: AHPI) and a loss in its second quarter of fiscal 2014.

The net loss for the quarter ending December 31, 2013, was about $899,000 or a negative 11 cents per basic and diluted share. The loss in the prior year’s second quarter was about $469,000, or a negative 6 cents per share.

Sales for the second quarter declined from about $9.9 million in the previous year to about $8.7 million, or almost 12 percent.

For the first two quarters of the fiscal year, Allied Healthcare Products experienced a loss of about $1.5 million, or a negative 19 cents per basic and diluted share. For the first half of the previous year, Allied recorded a loss of about $880,000, or a negative 11 cents per share.

Allied Healthcare Products manufactures a variety of respiratory products used in the healthcare industry in a range of hospital and alternate care settings including sub-acute facilities, home healthcare and emergency medical care. Allied product lines include respiratory care products, medical gas equipment and emergency medical products. Allied products are marketed to hospitals, hospital equipment dealers, hospital construction contractors, home healthcare dealers and emergency medical product dealers.

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“SAFE HARBOR” STATEMENT: Statements contained in this release that are not historical facts or information are “forward-looking statements.”  Words such as “believe,” “expect,” “intend,” “will,” “should,” and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services both in the United States and in our overseas markets, the effects of the Affordable Care Act, the outcome of litigation proceedings and specific matters which relate directly to the Company’s operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

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ALLIED HEALTHCARE PRODUCTS, INC.
STATEMENT OF OPERATIONS
(UNAUDITED)

	Three months ended,		Six months ended,
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$8,749,406	$9,921,422	$17,457,703	$19,208,513
Cost of sales	6,805,156	7,815,489	13,752,887	15,123,605
Gross profit	1,944,250	2,105,933	3,704,816	4,084,908

Selling General and administrative expenses	2,835,881	2,857,065	5,458,082	5,495,640
Loss from operations	(891,631)	(751,132)	(1,753,266)	(1,410,732)

Interest income	(1,476)	(2,821)	(3,366)	(7,047)
Other, net	8,761	7,645	17,484	15,226
	7,285	4,824	14,118	8,179

Loss before benefit from income taxes	(898,916)	(755,956)	(1,767,384)	(1,418,911)

Benefit from income taxes	-	(287,263)	(277,910)	(539,186)
Net loss	$(898,916)	$(468,693)	$(1,489,474)	$(879,725)

Net loss per share - Basic	$(0.11)	$(0.06)	$(0.19)	$(0.11)

Net loss per share - Diluted	$(0.11)	$(0.06)	$(0.19)	$(0.11)

Weighted average common shares outstanding - Basic	8,027,147	8,100,593	8,027,147	8,112,490

Weighted average common shares outstanding - Diluted	8,027,147	8,100,593	8,027,147	8,112,490

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ALLIED HEALTHCARE PRODUCTS, INC.
BALANCE SHEET
(UNAUDITED)

	December 31, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,284,033	$3,687,919

Accounts receivable, net of allowances of $170,000	3,495,758	4,221,970
Inventories, net	10,463,928	9,338,343
Income tax receivable	39,535	36,766
Other current assets	596,326	420,978
Total current assets	16,879,580	17,705,976
Property, plant and equipment, net	9,386,497	9,722,344
Deffered income taxes	1,942,979	1,667,699
Other assets, net	214,937	242,712
Total assets	$28,423,993	$29,338,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,691,280	$1,317,202
Other accrued liabilities	2,057,954	1,861,241
Deferred income taxes	842,909	845,539
Total current liabilities	4,592,143	4,023,982

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; 1,500,000 shares authorized; no shares issued and outstanding	-	-
Series A preferred stock; $0.01 par value; 200,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.01 par value; 30,000,000 shares authorized; 10,427,878 shares issued at December 31, 2013 and June 30, 2013; 8,027,147 shares outstanding at December 31, 2013 and June 30, 2013	104,279	104,279
Additional paid-in capital	48,591,574	48,584,999
Accumulated deficit	(3,883,215)	(2,393,741)
Less treasury stock, at cost; 2,400,731 shares at
December 31, 2013 and June 30, 2013	(20,980,788)	(20,980,788)
Total stockholders' equity	23,831,850	25,314,749
Total liabilities and stockholders' equity	$28,423,993	$29,338,731